Exhibit 10.3

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material. The Registrant agrees to furnish supplementally a copy of any omitted information to the SEC upon its request, however, the Registrant may request confidential treatment of omitted information. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”

PRIVATE AND CONFIDENTIAL

Date: [    ]

Confirmation of Terms of Employment

Dear Mr. Le Hong Minh,

This Employment Offer is to formalize the terms of your employment. On behalf of VNG Corporation (“Company”), we are pleased to confirm your position of Chief Executive Officer with the terms and conditions as follows:

1.	Effective Date: The date from which the terms of this contract shall apply will be [ ]

2.	Reporting line: You will report directly to the Board of Directors.

3.	Compensation package:

A.	Base Salary: You will receive [***] VND per annum (equal to [***] USD)

B.	IPO Bonus: You will receive one-off IPO Completion Bonus of 136,350,000,000 VND (equal to 5,729,000 USD) payable upon the successful public listing of VNG

C.	Allowances

Subject to valid supporting documents, you will be entitled to the total allowances up to [***] VND per annum (equal to [***] USD) to support the followings:

•	Tuition for your children up to 18 years of age

•	Housing in Ho Chi Minh City

•	Transportation and accommodation

•	Business expenses

Other benefits are per the Company’s standard policies.

4.	Personal Income Tax

Salary, bonus, other incomes and benefits paid or provided by the Company to you are on a gross basis. You are responsible for paying all applicable personal income taxes, compulsory social welfares and insurances, and any other withholdings (“Compulsory Payables”) under the laws of Vietnam where VNG Corporation is domicile. Unless otherwise required by the laws, the Company will deduct any and all Compulsory Payable against your respective payment.

5.	Working Time and Place

The primary place of work will be in Ho Chi Minh City, Vietnam. With the role of Chief Executive Officer, you are expected to travel during your employment.

The standard working hour is from 8:30 to 17:30 from Monday to Friday with 1-hour break every day.

As a key executive, you may actively manage your own working time and leave days.

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6.	Annual Leave and Paid Days Off

You are entitled to 16 days of working leave for every year of your service with the Company (“Annual Leave”). Vietnam public holidays, teambuilding days are in accordance with applicable local law and the Company’s policy being effective from time to time.

7.	Training

The Company develops training strategies to ensure that each member at each level in the organization is well-equipped with the knowledge and skills to meet the needs of the current job as well as is able to receive additional tasks required by the organization. Training plans and budgets will be planned in accordance with Company policies.

8.	Health Checkup and Insurance

The Company provides Annual Health Checkup, Health Insurance for you and your family in accordance with the Corporate program.

Your overseas business trips are covered by travelling insurance.

9.	Non-conflict, Non-disclosure, Non-compete and Proprietary Agreements

You represent that your acceptance of this Employment Offer, and your employment with the Company hereunder, do not result in breach of any of your obligations or undertakings with third parties including your prior employers. In any circumstance that you are challenged by any third party for your non-conflict, confidentiality, non-compete and proprietary undertakings whatsoever, you will assume the defense at your personal expense and hold VNG Corporation harmless.

10.	Terms and Termination

The term of your employment with the Company is indefinite.

Consequences of your employment termination shall be as detailed in Appendix 1.

11.	Code of Ethics

The Company is committed to providing a high-standard working environment and conducting business ethically. As key executive of the Company, you will be required to abide by not only the laws but also the Company’s policies and procedures. You shall not receive gifts or material benefits that may affect your decision or bring to a dependent relationship; as well as shall not offer gifts or material benefits to influence other’s business decision-making process.

The Company respects the privacy, personality and individual rights of each employee and commits to maintaining a working environment free from discrimination, harassment, libel or slander whatsoever. Any of such act is strictly prohibited and will render the one committing such act immediate liabilities.

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12.	Confidentiality

You undertake to keep confidential this Employment Offer and any terms and conditions thereof, as well as the progress of its negotiation and execution. You acknowledge and agree that your failure to comply with this undertaking may result in significant loss and damage to the Company’s businesses and reputation; as such, the Company may withdraw this Employment Offer immediately without any liability, and the Company may seek any protection available under the law as well as the industry practice.

13.	Employment Contract

As required by the law of Vietnam, you will sign an employment contract with VNG Corporation in the standard form provided by the local labor administration authority (“Standard Employment Contract”). You hereby acknowledge that such Standard Employment Contract, combined with this Employment Offer, shall form your entire employment agreement with the Company. In case of any inconsistency between the Standard Employment Contract and this Employment Offer, the respective terms and conditions of this Employment Offer shall prevail; and you and the Company will take steps to amend the Standard Employment Contract to resume consistency with this Employment Offer.

14.	General Terms

Any matter related to your employment that is not specified in this Employment Offer shall be governed by the relevant laws and the Company’s policies and rules being effective from time to time.

This Employment Offer including its Appendices and referenced documents constitute the entire agreement between you and the Company, and supersede any and all representations, understandings, communications between you and the Company prior to the date of this Employment Offer, with respect to the subject matter hereof.

On behalf of the Company, I would like to take this opportunity to welcome you on board of the Company’s dynamic team. Please confirm your acceptance of this Employment Offer by initialing each page, signing in the following signature page, and mailing the original signed Employment Offer to VNG Human Resources Department.

Yours sincerely,

Vo Sy Nhan
Chairman

By signing below, I hereby acknowledge and accept the entire terms and conditions stated in this Employment Offer.

Le Hong Minh
Date:

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APPENDIX 1

EMPLOYMENT TERMINATION

a.

Except for the case of Involuntary Termination or Termination for Cause (as defined hereunder), if your employment is terminated, you will be entitled to 3 months of Monthly Base Salary as compensation.

b.	For purposes hereof, Involuntary Termination shall mean the termination of your employment by the Company based on the occurrence of one or more of the following:

(i)	VNG’s failure to meet the performance expectation;

(ii)

your admission of any wrongful behavior or speech, or any unlawful, fraudulent, unprofessional or unethical act that materially discredits the Company, or threatens to materially discredit the Company, or that is materially detrimental to the Company’s reputation and core values;

(iii)	your failure or refusal to comply with the Company’s material policies and rules;

(iv)	your material breach of any agreement with the Company, including without limitation to this Employment Offer and obligations under Clause 9, Clause 11, Clause12 of this Employment Offer;

(v)	your personal activity outside your normal course of work that is materially detrimental to the Company’s reputation or that renders the Company in PR crisis.

(vi)

With respect to any Director, unless the applicable Employment Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

•	malfeasance in office;

•	gross misconduct or neglect;

•	false or fraudulent misrepresentation inducing the director’s appointment;

•	willful conversion of corporate funds; or

•	repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

c.	For purposes hereof, Termination for Cause shall mean the termination of your employment by the Company based on the occurrence of one or more of the following:

(i)	your willful failure to perform duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	your willful failure to comply with any valid and legal directive of the Board;

(iii)	your willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv)	your embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company;

(v)	your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)

your material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii)	your willful unauthorized disclosure of Company’s Confidential Information (as defined below);

(viii)	your material breach of any material obligation under this Agreement or any other written agreement between you and the Company; or

(ix)	your engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute

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For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

For purposes of this provision, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company, its affiliates or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

d.

Your benefits upon employment termination as set out in this Appendix 1 are strictly subject to your compliance with the agreements surviving your employment termination, including without limitation to Clause 9, Clause 11, Clause 12 of this Employment Offer and other related Governance Policies of the Company.

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APPENDIX 2

NON-COMPETITION

1.

During the employment and 10 years after your termination, providing services under labor agreement or service agreement and/or other work performance agreements between you and the Company, you clearly undertake non-competitive obligations as follows:

(a)

NOT participating, working or engaging in any business work, under any forms, including but not limited to cooperation agreements, labor agreements, service agreements, consulting agreements, or collaboration agreements… that directly or indirectly compete with the main business activities of the Company and/or VNG Group;

(b)

NOT engaging in management work, directly or indirectly, as the director, member of the board of directors, council members, directorate, capital representative and/or shareholders, the owner of capital contributed more than five percent (5%) of the capital in any organizations, businesses that are the competitor of the Company and/or Corporate Group;

(c)

NOT disclosing any business secrets, technological secrets, infringing intellectual property rights and/or any other contents of Confidential Information to third party without prior consent or designation of the Company and/or VNG Group;

(d)

NOT taking any actions, without Company’s permission, that may give any competitive advantage or benefit for any competitive businesses of Company and/or Corporate Group or any successors of Company and/or VNG Group; and

(e)

NOT persuading, enticing or attempting to persuade, entice, induce, either directly or indirectly, any employee, customer or supplier of the Company and/or Corporate Group to terminate/cancel cooperation with the Company and/or VNG Group.

2.

You fully understand and acknowledge that the Confidential Information disclosure to competitors of the Company and/or VNG Group is deemed too seriously breach this Agreement, and seriously breach all work and cooperation agreements between you and the Company (labor agreement or service agreement and/or other work performance agreements) and the law regulations, you shall bear all legal obligations (including criminal liability) and compensate for damages arising from disclosing Confidential Information.

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